UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUMENT FINANCE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	45-4966519
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

230 Park Avenue, 20th Floor New York, New York	10169
(Address of Principal Executive Offices)	(Zip Code)

LUMENT FINANCE TRUST, INC. INDEPENDENT DIRECTORS STOCK-FOR-FEES PROGRAM

(Full title of the plan)

James A. Briggs

Chief Financial Officer

Lument Finance Trust, Inc.

230 Park Avenue, 20th Floor

New York, New York 10169

(212) 521-6323

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

The following documents, which have been filed by Lument Finance Trust, Inc., a Maryland corporation (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 23, 2023;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on May 11, 2023;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on April 24, 2023; and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A as filed under the Exchange Act on March 19, 2013, including any amendments or reports filed thereunder that update or otherwise modify such descriptions, including the Description of Securities in Exhibit 4.3 of the Company’s Form 10-K for the year ended December 31, 2022.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.             Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.             Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that limits such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law, or the MGCL, requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a proceeding in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any individual who is a present or former director or officer of ours and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served as a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.             Exemption from Registration Claimed.

Not applicable.

Item 8.             Exhibits.

Exhibit No.	Description of Exhibits

3.1	Articles of Amendment and Restatement of Five Oaks Investment Corp. dated March 26, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 (File No. 001-35845), which was filed with the SEC on May 3, 2013).

3.2	Articles of Amendment of Five Oaks Investment Corp. dated May 17, 2018, changing the name of the Registrant from Five Oaks Investment Corp. to Hunt Companies Finance Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-35845), which was filed with the SEC on May 25, 2018.

3.3	Articles of Amendment of Hunt Companies Finance Trust, Inc. dated December 17, 2020, changing the name of the Registrant from Hunt Companies Finance Trust, Inc. to Lument Finance Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-35845), which was filed with the SEC on December 21, 2020.

3.4	Articles of Amendment of Hunt Companies Finance Trust, Inc. dated December 17, 2020, changing the name of the Registrant from Hunt Companies Finance Trust, Inc. to Lument Finance Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-35845), which was filed with the SEC on December 21, 2020.

3.5	Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35845), which was filed with the SEC on June 17, 2021).

5.1	Opinion of Miles & Stockbridge P.C. regarding legality of securities being registered (including consent of such firm).

10.1	Lument Finance Trust, Inc. Independent Directors Stock-for-Fees Program, incorporated herein by reference to Exhibit 10.1 of the Registrant’s report on Form 8-K filed on April 24, 2023.

23.1	Consent of Miles & Stockbridge P.C. (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

107	Filing Fee Table

Item 9.             Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the New York City, State of New York, on the 11th day of May, 2023.

LUMENT FINANCE TRUST, INC.

By:	/s/ James P. Flynn
James P. Flynn
Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints James P. Flynn, and James A. Briggs, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, in any and all capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James P. Flynn	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	May 11, 2023
James P. Flynn

/s/ James A. Briggs	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 11, 2023
James A. Briggs

/s/ James C. Hunt	Director	May 11, 2023
James C. Hunt

/s/ Marie D. Reynolds	Director	May 11, 2023
Marie D. Reynolds

/s/ Neil A. Cummins	Director	May 11, 2023
Neil A. Cummins

/s/ William Houlihan	Director	May 11, 2023
William Houlihan

/s/ Walter C. Keenan	Director	May 11, 2023
Walter C. Keenan